EXHIBIT 99.1

AVX Corporation Announces Second Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- October 23 2008-- AVX Corporation (NYSE:  AVX)

Quarter highlights:
•	Revenue increased over the previous quarter to $400.3 million.
•	GAAP earnings per share were $0.16 per diluted share. Non-GAAP diluted earnings per share, excluding special charges, were $0.19 per diluted share.
•	Dividends of $6.8 million, or $0.04 per share, were paid during the current quarter.

AVX today reported net sales for the quarter ended September 30, 2008 of $400.3 million, which represents an increase over the previous quarter’s sales. Net sales for the six month period ended September 30, 2008 increased $13.3 million to $797.2 million compared to net sales of $783.9 million for the same period last year.

Chief Executive Officer and President, John Gilbertson stated, "Despite uncertainty in the overall economic picture, the sales in the current quarter grew and margins improved. Some of this quarter’s restructuring actions will help subsequent quarters’ margins, but the overall visibility into the next few quarters is limited. Still, we are confident that our customer relationships will allow AVX to continue to take advantage of available market growth.”

On a U.S. GAAP basis (including special charges), net income was $27.8 million, or $0.16 per diluted share, for the current quarter compared to net income of $37.4 million for the same quarter last year. Non-GAAP net income excluding special charges was $31.8 million, or $0.19 per diluted share, compared to $39.3 million for the same quarter last year. During the current quarter, the Company incurred $4.0 million of pre-tax restructuring costs related to global headcount reductions and the closure of a plant in Brazil as it continues to realign production capabilities and reduce costs.  In addition, the Company recorded a $1.7 million pre-tax impairment charge related to the decline in value of its available-for-sale securities as a result of the current economic turmoil in the financial markets around the world.

GAAP to Non-GAAP Reconciliation (unaudited) (in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2008	2007	2008
Including special charges (GAAP)
Net Sales	$400,706	$400,280	$783,864	$797,169

Net income	$37,441	$27,791	$76,600	$58,796
Diluted Income per share	$0.22	$0.16	$0.44	$0.34

Excluding special charges (Non-GAAP)
Special charges (after-tax)
Restructuring	$1,439	$2,801	$1,552	$3,705
IPR&D	$390	$-	$390	$-
Other operating income	$-	$-	$-	$(2,957)
Available-for-Sale securities impairment	$-	$1,178	$-	$1,178
Net income	$39,270	$31,770	$78,542	$60,722
Diluted income per share	$0.23	$0.19	$0.46	$0.35

See discussion of GAAP/Non-GAAP presentation below.

Chief Financial Officer, Kurt Cummings stated, “The Company’s financial position remains exceptionally strong with cash and cash equivalents and short and long-term investments in securities of $804.0 million and no debt at September 30, 2008. During the quarter, $6.8 million of dividends to stockholders were paid and $3.6 million was spent to repurchase shares of AVX stock on the open market which are held as treasury stock.”

Management believes that in order to better understand the Company’s short-term and long-term financial trends, investors may find it useful to consider results excluding special charges related to the estimated write off of in-process research and development (“IPR&D”) in connection with the acquisition of ATC, other operations’ restructuring charges for headcount reductions, other operating income and the write off of some available-for-sale securities due to an other-than-temporary impairment. Management believes that the resulting non-GAAP financial measure provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period-over-period comparisons of such operations. Management eliminates such charges when evaluating the operating performance of the Company. Investors should consider the non-GAAP measure in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be the same as similar measures presented by other companies.  Detail of the Company’s non-GAAP measure is provided in the table above.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
Net sales	$400,706	$400,280	$783,864	$797,169
Cost of sales	329,861	333,510	638,133	666,968
Restructuring charges	2,056	3,297	2,217	4,576
Gross profit	68,789	63,473	143,514	125,625
Selling, general & admin. expense	29,581	32,530	60,149	66,679
Restructuring charges	-	705	-	717
In-process research and development	390	-	390	-
Other operating income	-	-	-	(4,051)
Profit from operations	38,818	30,238	82,975	62,280
Other income	13,184	5,595	24,180	13,971
Income before income taxes	52,002	35,833	107,155	76,251
Provision for taxes	14,561	8,042	30,555	17,455
Net income	$37,441	$27,791	$76,600	$58,796

Basic income per share	$0.22	$0.16	$0.45	$0.34
Diluted income per share	$0.22	$0.16	$0.44	$0.34

Weighted average common
shares outstanding:
Basic	171,685	170,700	171,741	170,837
Diluted	172,477	170,802	172,554	171,103

Results for the quarter and six months ended September 30, 2008 include restructuring charges of $4,002 and $5,293, respectively.  In addition, during the quarter ended September 30, 2008, the Company recorded a $1,683 impairment charge in other income related to the decline in value of its available-for-sale securities.  For the six month period ended September 30, 2008, results also reflect a gain on the sale of corporate assets of $4,051 included in other operating income.

Results for the quarter and six months ended September 30, 2007 include restructuring charges of $2,056 and $2,217, respectively.  In addition, during the quarter ended September 30, 2007, the Company recorded a $390 charge for the write-off of in process research and development related to the acquisition of ATC on September 26, 2007.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)
	March 31,	September 30,
	2008	2008
Assets
Cash and cash equivalents	$568,864	$560,103
Short-term investments in securities	50,000	-
Available-for-sale securities	44,790	40,026
Accounts receivable, net	203,762	209,559
Inventories	421,216	399,747
Other current assets	88,573	75,331
Total current assets	1,377,205	1,284,766
Long-term investments in securities	108,999	179,001
Long-term available-for-sale securities	42,666	24,912
Property, plant and equipment, net	316,572	306,148
Goodwill and other intangibles	254,059	257,027
Other assets	9,577	9,178

TOTAL ASSETS	$2,109,078	$2,061,032

Liabilities and Stockholders' Equity
Accounts payable	$137,152	$114,202
Income taxes payable and accrued expenses	83,364	79,614
Total current liabilities	220,516	193,816
Other liabilities	59,211	55,770

TOTAL LIABILITIES	279,727	249,586

TOTAL STOCKHOLDERS' EQUITY	1,829,351	1,811,446

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,109,078	$2,061,032

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843-946-0691
finance@avxus.com